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LOAN AND SECURITY AGREEMENT

BY AND BETWEEN

NATIONAL BANK OF ARIZONA

AND

LIPID SCIENCES, INC.

LOAN AND SECURITY AGREEMENT

    THIS LOAN AND SECURITY AGREEMENT ("Agreement") is executed and delivered as of the 29th day of November, 2001, by and between NATIONAL BANK OF ARIZONA, a national banking association ("Lender"), and LIPID SCIENCES, INC., a Delaware corporation ("Borrower").

ARTICLE 1

RECITALS

    1.1 Loan. Borrower has applied to Lender for a term loan for the purpose of, among other things, purchasing 1,505,402 shares of common stock (the "Stock") of NZ Corporation, an Arizona corporation ("NZ Corp") from Sun NZ, L.L.C., an Arizona limited liability company ("Sun NZ").

ARTICLE 2

DEFINITIONS AND MISCELLANEOUS PROVISIONS

    2.1 Business Days. Those days (other than Saturdays) upon which Lender's home office in Phoenix, Arizona, is open to the public for the general conduct of its banking business.

    2.2 Collateral. Shall mean Lender's security interests in the following: (i) a $12,043,021.00 deposit account of Borrower ("Borrower's Account") maintained with Lender, such Borrower's Account shall be a Lender control account and Borrower shall have no right to withdraw any monies, or in any way transfer, assign or encumber such account, except in favor of Lender, and (ii) the Stock.

    2.3 Commitment Fee. Shall mean 0.25% of the Maximum Available Amount.

    2.4 Company Documents. Borrower's: (a) Articles of Incorporation; (b) Bylaws; and (c) Resolutions.

    2.5 Computation of Rates. At the option of Lender, any obligation of Borrower to pay interest on any of the Obligations may be computed on the basis of actual days elapsed and tables utilizing 360-day years.

    2.6 Debt. Shall mean all liabilities according to GAAP.

    2.7 Default Rate. The applicable interest rate shall be increased by five percent (5%) per annum at any time that an Event of Default has occurred.

    2.8 Deposit Account Pledge Agreement. Shall mean a fully executed security agreement (deposit account) in form and substance satisfactory to Lender. The Deposit Account Pledge Agreement shall collateralize Borrower's Account and shall be security for the Loan.

    2.9 Effective Date. November 29, 2001.

    2.10 Event(s) of Default. Shall have the meaning provided in Section 9 hereof.

    2.11 Fiscal Year. Shall mean the twelve-month period ending on December 31 of any given year.

    2.12 GAAP. Generally accepted accounting principles set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, and in Statements of the Financial Accounting Standards Board, or in such other statement by such other body as may be approved by a significant segment of the public accounting profession, which are applicable in the circumstances as of the relevant date. The requirement contained in certain provisions of this Agreement that such principles be applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in the preceding period(s). Except and as to the extent otherwise expressly provided in this Agreement, all accounting terms shall have the meanings provided by GAAP.

    2.13 Governmental Authority. The United States of America, any state, county or municipality, and any political subdivision of any of the foregoing, and any agency, department, commission, district, board, bureau or instrumentality of any of the foregoing, which now or hereafter has jurisdiction over any Borrower or all or any portion of the Collateral.

    2.14 Interest Rate. Shall mean the Prime Rate.

    2.15 Legal Requirements. Any valid and enforceable laws, ordinances, orders, decrees, rules, regulations or requirements of any Governmental Authority and any requirements, terms or conditions contained in any leases or other writings now or in the future affecting all or any portion of the Collateral.

    2.16 Lien. Any deed of trust, mortgage, pledge, security interest, encumbrance, judgment or tax lien, or other lien or encumbrance or charge of any kind (including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of any agreement, financing statement, mortgage, deed of trust, judgment, tax lien or other similar form of public notice under the laws of any jurisdiction).

    2.17 Loan. Shall mean a term loan in the amount of $10,000,000.00, and all amendments, modifications, increases, decreases, renewals, and or extensions thereof.

    2.18 Loan Documents. This Agreement, the Note, the Deposit Account Pledge Agreement, the Stock Pledge Agreement, and any other documents executed in connection with the Loan.

    2.19 Loan Proceeds. Shall mean all funds from the Loan advanced to Borrower.

    2.20 Material Adverse Effect. Shall mean a material adverse change in, or material adverse effect upon, any of (a) the operations, business, properties, condition (financial or otherwise) or assets of Borrower, or any Subsidiary of Borrower, taken as a whole; (b) the ability of Borrower to perform under any Loan Document and avoid any Event of Default; or (c) the legality, validity, binding effect or enforceability of any Loan Document.

    2.21 Maturity Date. Shall mean the earlier of (i) three (3) days after the Effective Date; or (ii) the date Borrower purchases the Stock, pursuant to that certain Stock Purchase Agreement by and between Sun NZ and Borrower dated July 9, 2001 (the "Stock Purchase Agreement").

    2.22 Maximum Available Amount. Shall mean $10,000,000.00.

    2.23 Note. A promissory note of even date herewith in the amount of $10,000,000.00 executed by Borrower in favor of Lender.

    2.24 Obligations. Shall have the meaning provided in Section 5 hereof.

    2.25 Person. Shall mean an individual, partnership, corporation "including a business trust," limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

    2.26 Prime Rate. "Prime Rate" means the base rate reported in the Money Rates column or section of The Wall Street Journal for corporate loans at large U.S. commercial banks. If The Wall Street Journal ceases to publish such rate, the "Prime Rate" shall mean the prime rate or base rate as announced by Lender from time to time. Any change in the Prime Rate shall take effect on the date specified in the public announcement of such change.

    2.27 Related Person(s). Any insider or affiliate (or insider or affiliate of any such insider or affiliate) of Borrower, determined by assuming that Borrower or other affiliate or insider was a "debtor" as defined in Section 101 of the federal Bankruptcy Code at the time of determination of Related Person status. For purposes of the preceding sentence, the terms "affiliate" and "insider" shall have the meanings provided for those terms by Section 101 of the federal Bankruptcy Code and does not include any officer of the Borrower that is not also an owner of stock in Borrower.

    2.28 Stock Pledge Agreement. Shall mean a fully executed security agreement (stock) in form and substance satisfactory to Lender. The Stock Pledge Agreement shall collateralize the Stock and shall be security for the Loan.

    2.29 Subsidiary. Any corporation in which Borrower at any time owns or controls, directly or indirectly, more than fifty percent (50%) of the outstanding stock having by its terms ordinary voting power to elect a majority of board of directors of such corporation.

    2.30 UCC Definitions. The terms "inventory," "documents," "equipment," "accounts," "account debtors," "instruments," "chattel paper," "general intangibles," "deposit accounts," "proceeds" and "good faith," when used in this Agreement or any writing executed in connection with or referred to in this Agreement, shall have the same meanings as are provided in the Arizona Uniform Commercial Code in effect on the date of this Agreement for such terms (notwithstanding any other or different statutory definitions in any other state(s) in which any inventory or lessor or lessee may be located); provided that the term "deposit accounts" shall include certificates of deposit and any other credit balances of any nature in or with any financial institution.

ARTICLE 3

BASIC TERMS OF LOAN

    3.1 Loan.

      3.1.1 Nature of Loan. The Loan is a term loan. Therefore, any part of the Loan that has been repaid by Borrower may not be re-advanced.

      3.1.2 Advance. On the Effective Date, Lender shall advance the Maximum Available Amount to Borrower.

      3.1.3 Principal and Interest. Borrower shall pay all principal and accrued and unpaid interest due and owing under the Loan on the Maturity Date.

      3.1.4 Maturity. The Loan shall become fully due and payable on the Maturity Date.

ARTICLE 4

CLOSING AND INITIAL CLOSING ADVANCES

    4.1 Conditions to Closing Agreement. The obligation of Lender to enter into this Agreement is expressly subject to the following conditions precedent, all of which shall have been satisfied on or before the Effective Date:

        (a) Borrower shall have opened Borrower's Account with Lender.

        (b) NZ Corp shall have opened a Lender controlled deposit account with Lender (the "NZ Corp Deposit Account").

        (c) Bridge Financial Corporation, an Arizona corporation ("Bridge") shall have opened a Lender controlled deposit account with Lender (the "Bridge Deposit Account").

        (d) Sun NZ shall have opened a deposit account with Lender (the "Sun NZ Deposit Account").

        (e) Borrower shall have executed and delivered (or caused to be executed and delivered) to Lender the following writings, all in form satisfactory to Lender:

           (i) This Agreement;

          (ii) The Note;

          (iii) The Deposit Account Pledge Agreement;

          (iv) The Stock Pledge Agreement;

          (v) Borrowing Resolutions;

          (vi) A copy of the transfer instructions from Borrower to Lender for the transfer of the $2,043,216.00 to be deposited into Borrower's Account secured by the Deposit Account Pledge Agreement;

         (vii) A copy of the transfer instructions from NZ Corp to Lender for the transfer of $1,983,709.45 to be deposited into the NZ Corp Deposit Account;

         (viii) A copy of the transfer instructions from Bridge to Lender for the transfer of $8,017,679.44 to be deposited into the NZ Corp Deposit Account;

          (ix) Evidence satisfactory to Lender that all conditions of Section 6 of the Stock Purchase Agreement have been satisfied, including, without limitation, compliance with all SEC requirements;

          (x) Evidence satisfactory to Lender that all conditions of that certain Agreement and Plan of Merger by and between Borrower and NZ Corp dated July 9, 2001 ("Merger Agreement") have been satisfied or waived, together with an order of effectiveness from the SEC, when issued;

          (xi) Evidence satisfactory to Lender that a majority of the shareholders of Borrower and NZ Corp have approved the merger pursuant to the Merger Agreement;

         (xii) One or more Authorization Letters of even date herewith has been executed by Borrower, NZ Corp, Sun NZ, and Bridge;

         (xiii) Written consent by Bridge for the sale of the Stock from Sun NZ to Borrower pursuant to the Stock Purchase Agreement and full release of any security interest held by Bridge relating to such Stock; and

         (xiv) Any other documents which Lender may reasonably require or request in accordance with this Agreement or the other Loan Documents.

        (f)  Borrower, at its expense, shall have obtained and delivered to Lender the following items, all of which shall be in form and content satisfactory to Lender and subject to approval in writing by Lender:

      (i)
      Any Company Documents or amendments thereto not previously delivered to Lender;

      (ii)
      The unqualified audited Fiscal Year end December 31, 2000 financial statements of Borrower;

      (iii)
      Borrower shall deliver to Lender the following additional organizational documents:

            (1) A Certificate of Existence;

            (2) Any other organization documents and/or verifications of authority, consents and existence as Lender may require in its reasonable discretion;

      (iv)
      Such other documents and items as Lender may reasonably request.

        (g) All representations and warranties by Borrower shall remain true and correct, and all agreements that Borrower is to have performed or complied with by the date hereof shall have been performed or complied with.

        (h) Borrower shall have paid the Commitment Fee, together with all other fees, costs, and charges relating to the Loan, including, without limitation, Lender's attorneys' fees, as described and set forth in Section 7.4 below.

        (i)  Lender shall have obtained a first priority security interest in the Collateral.

        (j)  Borrower shall have delivered to Lender an opinion letter from Borrower's legal counsel in a form acceptable to Lender, in its reasonable discretion.

ARTICLE 5

SECURITY AGREEMENT AND COLLATERAL

    5.1 Security for Obligations. As security for the payment and performance of the Note, the Loan, and Borrower's obligations under this Agreement, the Deposit Account Pledge Agreement, the Stock Pledge Agreement, and all other present and future debts, obligations and liabilities of any nature whatsoever of any one or more of Borrower to Lender, and all modifications, renewals, replacements and extensions thereof (collectively the "Obligations"), Borrower hereby assigns to Lender and grants to Lender a first priority security interest in all of the Collateral. Borrower authorizes the filing and recording of any financing statements or amendments thereto, and will execute, any security agreements, collateral assignments, and any other Lien writings required by Lender to evidence, create and perfect the Liens and security interests of Lender.

    5.2 Lender's Duty Regarding Collateral. Lender shall have no duty or obligation to protect, insure, collect or realize upon the Collateral or preserve rights in it against prior parties; provided, however, the foregoing statement does not apply to the extent that Lender has such duties or obligations to Borrower in its capacity as a customer of Lender. Borrower releases Lender from, and shall indemnify Lender against, any liability for any act or omission relating to the Collateral, except for any liability directly resulting from Lender's gross negligence or willful misconduct.

    5.3 Borrower's Duties Regarding Collateral. Borrower agrees as follows:

      5.3.1 Perfection and Priority. Borrower shall pay all expenses and, upon Lender's request, execute all writings and take all other actions reasonably deemed advisable by Lender to preserve the Collateral, to establish perfection, continued perfection or priority of Lender's interest in the Collateral or to enforce Lender's interest in the Collateral.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

    Borrower represents and warrants to Lender as follows:

    6.1 Recitals. The recitals appearing in Section 1 of this Agreement are true and correct in all material respects.

    6.2 Status of Borrower. Borrower is and shall continue to be, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

    6.3 Ownership of Assets and Conduct of Business. Borrower has full power and authority to own its property and assets and to carry on its business as now being conducted. Borrower owns the Collateral free of all security interests or other encumbrances.

    6.4 Authority to Enter Transaction; Valid and Binding Obligation. Borrower is fully authorized and permitted to enter into this Agreement and the other Loan Documents and the transactions contemplated herein upon the terms set forth herein, none of which conflict with any Legal Requirement applicable to Borrower or with the Articles of Incorporation or Bylaws of Borrower. This

Agreement and each of the other Loan Documents constitute valid and binding legal obligations of Borrower, enforceable in accordance with their respective terms.

    6.5 No Breach or Default Under Other Instruments or Agreements. As of the Effective Date, the execution, delivery and performance by Borrower of this Agreement, the other Loan Documents and all other writings relating to the Obligations will not result, and will not have resulted, in any material breach of the terms or conditions of, or constitute a material default under, any agreement or instrument under which Borrower is a party or is obligated. Borrower is not in material default in the performance or observance of any obligations, covenants or conditions of any such agreement or instrument.

    6.6 Reaffirmation and Survival of Representations and Warranties. All representations and warranties made herein shall survive the execution of this Agreement until the Obligations have matured and have been fully paid and performed.

    6.7 Purpose of Loan. Borrower represents and warrants to Lender that: (a) the entire proceeds of the Loan will be used solely and exclusively for business and commercial purposes; (b) no portion of the Loan hereunder will be used for any personal, consumer, family, household or similar purpose; and (c) no portion of the Loan hereunder will be used for the immediate, incidental or ultimate purpose of "purchasing" or "carrying" any "margin stock" as described in Regulation U (12 C.F.R., part 221) of the Board of Governors of the Federal Reserve System, or for the purpose of reducing or retiring any indebtedness which was originally incurred for such purpose.

    6.8 Leveraged Buyout Representations and Warranties. Borrower represents and warrants that:

        (a) Borrower has not incurred the Loan with the actual intent to hinder, delay or defraud either its present or future creditors or any other entity to which Borrower and/or NZ Corp was, is or will become indebted;

        (b) Borrower has received fair consideration as defined in Arizona Revised Statutes § 44-1003 (any reasonable equivalent value for purposes of § 548 of the Federal Bankruptcy Code) in exchange or consideration for incurring such Loan;

        (c) Borrower is not insolvent as defined in Arizona Revised Statute § 44-1002 or § 101 of the Federal Bankruptcy Code before or after incurring the Loan or as a result of incurring the Loan;

        (d) Borrower is not engaged in or about to engage in any business or transaction for which the property remaining with it or in its hands was, is or will be unreasonably small capital;

        (e) Borrower does not intend to incur or believe that it will incur debts beyond its ability to pay as they mature or are matured; and

        (f)  Upon completion of the merger pursuant to the terms and conditions of the Merger Agreement, the surviving entity, NZ Corporation, will change its name to Lipid Sciences, Inc., and shall be obligated to perform all obligations of Borrower pursuant to the terms and conditions of the Loan Documents.

ARTICLE 7

COVENANTS

    So long as Lender has any commitment to Borrower hereunder and until all of the Obligations have finally matured and have been fully paid and performed:

    7.1 Information. Borrower shall: (a) furnish to Lender, with reasonable promptness, such data and information, financial or otherwise, concerning Borrower as Lender may from time to time reasonably request; (b) promptly notify Lender of any condition or event which constitutes an Event of Default or a material adverse change in the financial condition of Borrower; and (c) permit any authorized representative of Lender to inspect the books of account of Borrower to make extracts or copies therefrom and to discuss with Borrower its affairs, finances and accounts.

    7.2 Indemnification of Lender.

        (a) Borrower (the "Indemnitor") shall indemnify, defend and hold Lender and its past and current officers, directors, employees, attorneys and agents, and their respective successors and assigns (collectively, the "Indemnitees"), harmless for, from, and against any and all claims (including, without limitation, attorneys' fees) asserted against any Indemnitee by any person, entity or Governmental Authority arising out of or in connection with the ownership or use of any portion of the Collateral (except as to claims which arise solely out of an Indemnitee's gross negligence or willful misconduct). If, in the reasonable judgment of Lender, the Indemnitor is incapable of defending, or unwilling or otherwise fails to defend, the relevant Indemnitee(s) against such claims or fail to defend the relevant Indemnitee(s) against such claims in a manner Lender reasonably deems appropriate, Lender shall be entitled to appear in any action or proceeding to defend the relevant Indemnitee(s) against such claims, and the Indemnitor shall reimburse Lender for all costs incurred by Lender in connection therewith, including reasonable attorneys' fees, within ten (10) days after demand therefor. Any failure to so reimburse Lender within the specified time period shall constitute an Event of Default under this Agreement, and the unreimbursed amount shall be added to the outstanding balance of the Obligations and bear interest at the Default Rate.

        (b) The relevant Indemnitee(s), at its sole option, shall be entitled to settle or compromise any claim asserted against it, and such settlement shall be binding upon the Indemnitor for purposes of the foregoing indemnification; provided, however, that the Indemnitor may settle or compromise any such claim, or decide not to settle or compromise any such claim, as long as all Indemnitees are fully released from any and all liability thereon. Payment by Lender pursuant to such settlement or compromise, or payment by Lender of any judgment or claim successfully asserted against an Indemnitee or the Collateral, shall be added to the outstanding balance of the Obligations and bear interest at the Default Rate.

        (c) The agreements contained in this Section 7.2 shall survive repayment of the Obligations and the termination of any other portions of this Agreement.

    7.3 Further Documents or Acts. Borrower, at its expense, shall execute and deliver, or cause to be executed and delivered, to Lender such other writings, including current and updated certified copies of corporate borrowing resolutions, and shall do or cause to be done such other acts as Lender may reasonably require in connection with the Loans.

    7.4 Lender's Costs and Fees. In addition to any requirements under the Loan Documents and the documents relating to this Agreement, Borrower hereby agrees that all reasonable expenses of Lender, including, all legal fees and costs of the law firm of Snell and Wilmer L.L.P. and all allocated costs for the services of Lender's in-house staff incurred in connection with or to be incurred in the future and related to (a) the negotiation, preparation, execution, and delivery of this Agreement, and all related instruments, including, without limitation, all expenses of Lender's outside counsel; (b) the protection of the rights of Lender in connection with the transactions and documents described herein; (c) the enforcement of payment of Borrower, obligations to Lender, whether by judicial proceedings or otherwise; (d) the enforcement of payment of such obligations by any action or participation in, or in connection with, a case or proceeding under any chapter of the federal Bankruptcy Code, or any successor statute thereto, including, without limitation, defense of any matter brought by a debtor therein, making any attempt to enforce remedies therein, or proposing a plan or participating in the plan process; (e) Lender's review of documentation and other information delivered by Borrower pursuant to the Loan Documents and this Agreement from time to time; (f) all expenses paid by Lender on Borrower's behalf; and (g) all legal fees of Lender's outside counsel (as determined by the court or arbitrator and not by a jury if any action or arbitration is commenced, including, without limitation, any allocated costs of in-house counsel), and disbursements related to any of the above and/or the Obligations (collectively "Lender Expenses"), shall be immediately reimbursed to Lender by Borrower upon Lender's request therefor.

    Any provision of this Loan and Security Agreement to the contrary notwithstanding, if the parties shall at any time become engaged in any suit, litigation, administrative proceeding, reference proceeding, arbitration or other proceeding in which the parties' positions are adverse to each other, then, upon final disposition of such proceedings, the prevailing party shall recover from the non-prevailing party reasonable attorney's fees and all costs and expenses attributable to such proceedings.

ARTICLE 8

FINANCIAL AND RELATED REQUIREMENTS

    8.1 Books and Records. Borrower shall maintain a standard and modern system of accounting in accordance with GAAP, consistently applied. Borrower shall promptly notify Lender of any change in its Fiscal Year or method of accounting.

    8.2 Loans, Investments, Secondary Liabilities. Borrower shall not make, or agree or commit to make, loans of any nature to, or become, or agree or commit to become, primarily, secondarily or jointly liable for (or to issue "comfort letters" or "put options" with respect to) any obligations (other than obligations to Lender, existing debt as of the date hereof, de minimis debt and trade payable in the ordinary course of business) of any Person or entity, including, without limitation, any other Related Person, without the prior written consent of Lender.

    8.3 Taxes and Other Liabilities. Borrower shall pay and discharge, before the same become delinquent and before penalties or interest accrue thereon, all taxes, assessments, and governmental charges of, upon, or against Borrower or any of its property, and all other debts, obligations and liabilities existing at any time, including, without limitation, all withholdings, premiums, deposits, remittances and payments due under any applicable federal or state law related to employment, payroll, workers' compensation and unemployment compensation, except to the extent and so long as: (a) the same are being contested in good faith and by appropriate proceedings in a manner that will not have any Material Adverse Effect upon the financial condition of Borrower or the loss of any right of redemption from any sale thereunder; and (b) the Borrower shall have set aside on its books reserves (segregated to the extent required by regulation or sound accounting practice) deemed by Borrower and its certified public accountants to be adequate with respect thereto. Borrower warrants that on the date hereof there are no such taxes, assessments and governmental charges that are due and unpaid with respect to Borrower, its property, or any of its existing debts, obligations or liabilities.

ARTICLE 9

EVENTS OF DEFAULT AND REMEDIES

    9.1 Events of Default. Occurrence of one or more of the following shall constitute an Event of Default under this Agreement:

        (a) any failure of Borrower to pay Lender any principal or interest or any other monies due under any Loan Document on the date that the same becomes due and payable; or

        (b) any material failure or neglect of the Borrower to perform or observe any of the terms, provisions, conditions or covenant of any Loan Document or any other writing executed or delivered in accordance with the provisions of any Loan Document, except for the payment of monies to Lender; or

        (c) if any warranty, representation or financial or other statement or certificate contained in any other Loan Document, or made or furnished to Lender by or on behalf of Borrower, shall be false, inaccurate or misleading in any material respect as of the relevant date(s) reflected thereby; or

        (d) if Borrower shall become insolvent; shall make an assignment for the benefit of creditors; shall fail generally to pay its debts as they become due; shall have a receiver, trustee, custodian or conservator appointed with respect to all or part of its assets; or if a petition for relief under any chapter of the federal Bankruptcy Code (or any similar debtor relief laws to which the parties may be subject) is filed by or against Borrower or any Guarantor and, if an involuntary petition, such petition is not dismissed within sixty (60) days of filing; or

        (e) The occurrence of any event (including, without limitation, a change in the financial condition, business, or operations of Borrower for any reason whatsoever) that has a Material Adverse Effect on the ability of Borrower to perform any of its obligations under the Loan Documents; or

        (f)  the occurrence of any other default under any Note, this Agreement, or any event which any Loan Document states shall constitute an Event of Default.

    9.2 Remedies by Lender. If any Event of Default occurs, Lender may, without any further notice do one or more of the following in such order and manner as Lender in its sole discretion may elect:

        (a) Cause the entire then unpaid amount of the Loan to be and become immediately due and payable. Subsequent to an Event of Default, interest shall accrue at the Default Rate.

        (b) Proceed to protect and enforce its rights and remedies under any one or more of the Loan Documents and all other writings described in or provided pursuant to the provisions of any Loan Documents. To the extent that the Collateral consists of personal property rights and interests, Lender may exercise any or all of the remedies of a secured party under the Arizona Uniform Commercial Code (the "UCC") with respect to such personal property.

        (c) Avail itself of any other relief to which Lender may be legally or equitably entitled.

Lender shall have the right, but not the obligation, to proceed against any or all of the Collateral of Borrower.

ARTICLE 10

MISCELLANEOUS

    10.1 Term of Agreement. The term of this Agreement shall commence immediately upon its execution and delivery and the covenants, agreements, representations and warranties contained in this Agreement shall survive the making of the Loan and shall continue so long as any part of the Obligations, or any extension, modification or renewal thereof, remains unmatured, unpaid or unperformed.

    10.2 Ratification of Loan Documents; Integration; Amendments. Borrower and Lender hereby ratify all Loan Documents and the terms, conditions and provisions thereof except as specifically amended hereby. This Agreement and the Loan Documents constitute a complete integration of the agreement of Lender and Borrower respecting the Loan, and may be amended or modified in the future only by written amendment signed by Lender and subject to the provisions of the following sentence) Borrower. Unless and until Lender has received written notice from Borrower that such authorization has been revoked with respect to that Borrower, any authorized persons shall be authorized to execute any amendment on behalf of Borrower. Any and all prior oral and/or written commitments from Lender to Borrower, any Related Person or any predecessor in interest of Borrower, any Related Person or any principals or agents thereof with respect to all or any portion of the financing described in this Agreement have been merged in the Loan Documents and shall, except as expressly provided in the Loan Documents, be of no further force or effect. No representations, promises, warranties, understandings or agreements, express or implied, verbal or written, exist with respect to the Loans except those expressly set forth in the Loan Documents. Borrower acknowledges that its execution and delivery of this Agreement and its ratification of the Loan Documents is its free and voluntary act and deed, and that its execution and delivery and such ratification have not been induced by, or done in reliance upon, any representations, promises, warranties, understandings or agreements made by Lender or its agents, officers, employees or representatives that are not set forth in the Loan Documents.

    10.3 Cumulative Rights. The rights and remedies provided to Lender by the Loan Documents and all other writings executed and delivered in connection with any one or more of the Obligations are for Lender's sole and exclusive benefit, shall be cumulative and shall not preclude the exercise of rights and remedies that may otherwise be available. Lender may exercise any such right, power or remedy, at its option and in its sole and absolute discretion, without any obligation to do so. If Lender is given two or more alternative courses of action, Lender may elect any alternative or combination of alternatives, at its option and in its sole and absolute discretion. No single or partial exercise of any right, power or remedy shall preclude any other or further exercise thereof or of any other right, power or remedy.

    10.4 Governing Law and Venue. Unless otherwise provided, all Loan Documents will be executed and delivered in and shall be governed by and construed in accordance with the substantive laws and judicial decisions of the State of Arizona, regardless of Arizona conflict of laws principles or the residence, location, domicile or place of business of Borrower, or their constituent principals, except to the extent the UCC provides for the application of the law of another jurisdiction. Borrower expressly acknowledges and agrees that any judicial action to enforce any right of Lender under this Agreement or any of the other Loan Documents may be brought and maintained against Borrower, at the option of Lender, in any state or federal district court in Arizona, in any federal bankruptcy court having jurisdiction over any of the Collateral, or in any other court having personal jurisdiction over Borrower.

    10.5 Waivers by Borrower. Borrower waives presentment, demand, protest and notices of protest, nonpayment, partial payment and all other notices and formalities except as expressly required by any Loan Document(s) and any applicable law(s) which may not be legally waived. Borrower further consents to, and waives notice of: (a) the granting of indulgences or extensions of time of payment;

(b) the taking or releasing of collateral as security; and (c) the addition or release of persons who may be or become primarily or secondarily liable for the Obligations or any part thereof, all in such a manner and at such time as Lender may elect in its sole discretion.

    10.6 Waivers by Lender. No delay or omission by Lender in exercising any right, power or remedy under any Loan Document, and no indulgence given to Borrower with respect to any condition set forth in any Loan Document, shall impair any right, power or remedy of Lender under any Loan Document, or be construed as Lender's waiver of, or acquiescence in, any Event of Default. Likewise, no such delay, omission or indulgence by Lender shall be construed as a variation or waiver of any of the terms, conditions or provisions of any Loan Document. Any waiver by Lender of any Event of Default shall not constitute a waiver of any other prior or subsequent Event of Default or of the same Event of Default after notice to the Borrower demanding strict performance. Lender shall not be estopped from taking any action with respect to any Event of Default because of any delay by Lender in giving notice of such Event of Default or exercising any remedy based thereon. No waiver of any Event of Default shall be effective unless it is written and signed by an authorized officer of Lender.

    10.7 Time of the Essence. Time is of the essence of this Agreement and all Loan Documents and of each term, provision and condition thereof.

    10.8 Successors and Assigns; No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto; however, this Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and assigns.

    10.9 Construction of Agreement. This Agreement shall apply to the parties hereto according to the context hereof, without regard to the number or gender of words or expressions used herein. The headings or captions of parts and Sections in this Agreement are for convenience and reference only, and in no way define, limit or describe the scope or intent of this Agreement or the provisions of such Parts or Sections. This Agreement shall be construed as a whole, in accordance with the fair meaning of its language, and, as each party has been represented by legal counsel of its choice in the negotiation of this Agreement, neither this Agreement nor any provision thereof shall be construed for or against either party by reason of the identity of the party drafting this Agreement. As used in this Agreement, the term(s): (a) "including" shall mean without limitation by reason of enumeration; (b) "herein," "hereunder," "hereof," "hereinafter" or similar terms refer to this Agreement as a whole rather than to any particular Section or Sections; (c) "person" includes a corporation, trust, partnership, association, Governmental Authority or other entity, as well as a natural person; and (d) "month" means a calendar month unless otherwise provided. Unless otherwise expressly provided in this Agreement or another Loan Document, the provisions of this Agreement shall prevail in the event that an irreconcilable conflict or discrepancy exists between the provisions of this Agreement and the provisions of any other Loan Document, and specific provisions of the Loan Documents that irreconcilably conflict with general provisions of the same or another Loan Document that is not otherwise entitled to priority in construction shall prevail over the general provisions. Technical words and phrases and those that have acquired particular meanings in the banking, real estate and construction industries shall be construed according to those particular meanings when the context in which they are used in this Agreement reasonably indicates that the technical meaning is intended.

    10.10 Severability; Partial Invalidity. Each covenant, provision and condition of each Loan Document shall be interpreted in such a manner as to be valid and effective under applicable law. If any such covenant, provision or condition shall be held to be void or invalid, the same shall not affect the remainder hereof, which shall be valid and effective as though the void or invalid covenant, provision or condition had not been contained herein.

    10.11 Time Periods. Time periods referred to herein shall be determined by excluding the day of the event when the period commences or from which it runs and shall expire at 5:00 P.M. (Arizona time) on the last day included in such period unless it is not a Business Day, in which case it shall expire at 5:00 P.M. (Arizona time) on the next Business Day.

    10.12 Incorporation of Recitals. The recitals hereto are hereby incorporated herein and made a part hereof for all purposes, and references in this Agreement to such recitals shall be deemed to include this reference and incorporation.

    10.13 Relationship Among Parties. The sole and only relationships created by this Agreement is that of borrower and lender and Borrower is not nor shall not be the agent of Lender for any purpose whatsoever.

    10.14 Assignment of Borrower's Rights. Borrower may not assign, sell or otherwise transfer any of its rights under this Agreement, except pursuant to the Merger Agreement, and any such purported assignment, sale or transfer shall be void and constitute an Event of Default which is incapable of cure.

    10.15 Further Documents and Acts. Borrower, upon the request of Lender, shall execute and deliver such further writings, and take such further actions as may be reasonably necessary to carry out the intent of this Agreement and to perfect and preserve the rights, interests and priority of Lender hereunder.

    10.16 Interest Limit. All Loan Documents and all other agreements between Borrower and Lender are hereby expressly limited so that, in no event whatsoever, whether by reason of deferment in accordance with any Loan Document(s) or any other present or future agreement, or advancement of the proceeds of any Loan acceleration or maturity of any Obligation, or otherwise, shall the total amount paid or agreed to be paid to Lender for the loan, use, forbearance, detention, funding or issuance of any financial accommodations described herein, including, without limitation, all interest, any commitment, loan, consent or extension fees, all late charges, all values of deposit accounts, and all reimbursable charges, expenses and costs which may be treated as interest, exceed the total maximum permissible amount(s), if any, under applicable law. If, from any circumstance whatsoever, fulfillment of any provision of any Loan Document or any such other agreement would require Borrower to pay amounts in excess of the maximum amounts, if any, lawfully collectible under applicable law, then, ipso facto, the obligation of Borrower to be fulfilled shall be reduced to require the payment of only the maximum amounts lawfully collectible. To the extent that Borrower have the power to do so, Borrower agrees that the only laws relevant to maximum permissible interest shall be the substantive laws of the State of Arizona in effect on the date of this Agreement. All interest and other charges, fees, things of value and reimbursable costs and expenses which Borrower is or may become obligated to pay or reimburse in connection with the financial accommodations described herein and which constitute "interest" within the meaning of Arizona Revised Statutes Sections 44-1201, et seq., if applicable shall constitute items of interest in addition to the rate(s) of interest specified in the Loan Documents, which Borrower hereby contracts in writing to pay, and shall constitute additional "rates of interest" for purposes of determining compliance with such statutes. The provisions of this Section shall never be superseded or waived and shall control every other provision of all Loan Documents and all other agreements between Lender and Borrower.

ARTICLE 11

NOTICES

    11.1 Notices. Any notice given under the terms of this Agreement or the Loan Documents, as modified hereby, shall be in writing and shall be sufficiently given if: (a) delivered in person or by overnight delivery service, or (b) sent by certified or registered mail, postage prepaid, addressed to each party at the address set forth below or at such other address that has been furnished in writing by a party to the other in the manner provided herein:

If to Lender:	National Bank of Arizona 3101 North Central Avenue, Suite 150 Phoenix, Arizona 85012 Attn: Curt Hansen
With copies to:	Snell & Wilmer L.L.P. One Arizona Center Phoenix, Arizona 85004-2202 Attn: Craig K. Williams, Esq.
and
If to Borrower:	Lipid Sciences, Inc. 7068 Koll Center Parkway, Suite 401 Pleasanton, California 94566
With copies to:	Heller Ehrman 4350 La Jolla Village Drive, 7th Floor San Diego, California 92122-1246 Attn: David A. Charapp, Esq.

Notice shall be effective upon delivery in person, or two (2) Business Days after mailing. Lender's giving of notice to Borrower under the Loan Documents shall not be required in any instance in which the giving of such notice is prohibited by the provisions of 11 U.S.C. § 362.

    11.2 Confidentiality. Except as required by applicable law, prior to the Effective Date, neither Lender nor Borrower shall disclose or in any way publish any information or make publicity releases regarding the proposed transaction except to their respective counsel, accountants and such other parties as would need to know for them to proceed with appropriate due diligence. Upon the execution and delivery of this Agreement, either of the parties may disclose and make public the fact of this financing provided that such disclosure shall not include disclosure of rates, particular terms or covenants without the prior written consent of Lender, which consent Lender may withhold in its reasonable discretion.

    11.3 Submission to Jurisdiction, Waiver or Jury Trial. THE COURTS OF ARIZONA, FEDERAL OR STATE, SHALL HAVE EXCLUSIVE JURISDICTION OF ALL LEGAL ACTIONS ARISING OUT OF THIS AGREEMENT. BY EXECUTING THIS AGREEMENT, THE BORROWER SUBMITS TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS OF ARIZONA. THE BORROWER AND LENDER WAIVE, ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (A) UNDER THIS AGREEMENT OR UNDER ANY LOAN DOCUMENT OR (B) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND THE BORROWER AND LENDER AGREE, THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THIS PROVISION SHALL NOT CONSTITUTE A WAIVER OF ANY ARBITRATION AGREEMENT EXECUTED BY THE PARTIES CONCURRENTLY WITH THIS AGREEMENT.

    11.4 ARBITRATION DISCLOSURES.

    1.
    ARBITRATION IS FINAL AND BINDING ON THE PARTIES AND SUBJECT TO ONLY VERY LIMITED REVIEW BY A COURT.

    2.
    IN ARBITRATION THE PARTIES ARE WAIVING THEIR RIGHT TO LITIGATE IN COURT, INCLUDING THEIR RIGHT TO A JURY TRIAL.

    3.
    DISCOVERY IN ARBITRATION IS MORE LIMITED THAN DISCOVERY IN COURT.

    4.
    ARBITRATORS ARE NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING IN THEIR AWARDS. THE RIGHT TO APPEAL OR SEEK MODIFICATION OF ARBITRATORS' RULINGS IS VERY LIMITED.

    5.
    A PANEL OF ARBITRATORS MIGHT INCLUDE AN ARBITRATOR WHO IS OR WAS AFFILIATED WITH THE BANKING INDUSTRY.

    6.
    ARBITRATION WILL APPLY TO ALL DISPUTES BETWEEN THE PARTIES, NOT JUST THOSE CONCERNING THE NOTE.

    7.
    IF YOU HAVE QUESTIONS ABOUT ARBITRATION, CONSULT YOUR ATTORNEY OR THE AMERICAN ARBITRATION ASSOCIATION.

        (a) Any claim or controversy ("Dispute") between or among the parties and their employees, agents, affiliates, and assigns, including, but not limited to, Disputes arising out of or relating to the Loan, the Loan Documents, the Note, this arbitration provision ("arbitration clause"), or any related agreements or instruments relating hereto or delivered in connection herewith ("Related Agreements"), and including, but not limited to, a Dispute based on or arising from an alleged tort, shall at the request of any party be resolved by binding arbitration in accordance with the applicable arbitration rules of the American Arbitration Association (the "Administrator"). The provisions of this arbitration clause shall survive any termination, amendment, or expiration of the Note or Related Agreements. The provisions of this arbitration clause shall supersede any prior arbitration agreement between or among the parties.

        (b) The arbitration proceedings shall be conducted in a city mutually agreed by the parties. Absent such an agreement, arbitration will be conducted in Phoenix, Arizona or such other place as may be determined by the Administrator. The Administrator and the arbitrator(s) shall have the authority to the extent practicable to take any action to require the arbitration proceeding to be completed and the arbitrator(s)' award issued within 150 days of the filing of the Dispute with the Administrator. The arbitrator(s) shall have the authority to impose sanctions on any party that tails to comply with time periods imposed by the Administrator or the arbitrator(s), including the sanction of summarily dismissing any Dispute or defense with prejudice. The arbitrator(s) shall have the authority to resolve any Dispute regarding the terms of this agreement, this arbitration clause, or Related Agreements, including any claim or controversy regarding the arbitrability of any Dispute. All limitations periods applicable to any Dispute or defense, whether by statute or agreement, shall apply to any arbitration proceeding hereunder and the arbitrator(s) shall have the authority to decide whether any Dispute or defense is barred by a limitations period and, if so, to summarily enter an award dismissing any Dispute or defense on that basis. The doctrines of compulsory counterclaim, res judicata, and collateral estoppel shall apply to any arbitration proceeding hereunder so that a party must state as a counterclaim in the arbitration proceeding any claim or controversy which arises out of the transaction or occurrence that is the subject matter of the Dispute. The arbitrator(s) may in the arbitrator(s)' discretion and at the request of any party: (1) consolidate in a single arbitration proceeding any other claim arising out of the same transaction involving another party to that transaction that is bound by an arbitration clause with Lender, such as borrowers, guarantors. sureties, and owners of collateral; and

    (2) consolidate or administer multiple arbitration claims or controversies as a class action in accordance with Rule 23 of the Federal Rules of Civil Procedure.

        (c) The arbitrator(s) shall be selected in accordance with the rules of the Administrator from panels maintained by the Administrator. A single arbitrator shall have expertise in the subject matter of the Dispute. Where three arbitrators conduct an arbitration proceeding, the Dispute shall be decided by a majority vote of the three arbitrators, at least one of whom must have expertise in the subject matter of the Dispute and at least one of whom must be a practicing attorney. The arbitrator(s) shall award to the prevailing party recovery of all costs and fees (including attorneys' fees and costs, arbitration administration fees and costs, and arbitrator(s)' fees). The arbitrator(s), either during the pendency of the arbitration proceeding or as part of the arbitration award, also may grant provisional or ancillary remedies, including, but not limited to, an award of injunctive relief, foreclosure, sequestration, attachment, replevin, garnishment, or the appointment of a receiver.

        (d) Judgment upon an arbitration award may be entered in any court having jurisdiction, subject to the following limitation: the arbitration award is binding upon the parties only if the amount does not exceed Four Million Dollars ($4,000,000.00); if the award exceeds that limit, either party may demand the right to a court trial. Such a demand must be filed with the Administrator within thirty (30) days following the date of the arbitration award; if such a demand is not made with that time period, the amount of the arbitration award shall be binding. The computation of the total amount of an arbitration award shall include amounts awarded for attorneys' fees and costs, arbitration administration fees and costs, and arbitrator(s)' fees.

        (e) No provision of this arbitration clause, nor the exercise of any rights hereunder, shall limit the right of any party to: (1) judicially or non-judicially foreclose against any real or personal property collateral or other security; (2) exercise self-help remedies, including, but not limited to, repossession and setoff rights; or (3) obtain from a court having jurisdiction thereover any provisional or ancillary remedies, including, but not limited to, injunctive relief, foreclosure, sequestration, attachment, replevin, garnishment, or the appointment of a receiver. Such rights can be exercised at any time, before or after initiation of an arbitration proceeding, except to the extent such action is contrary to the arbitration award. The exercise of such rights shall not constitute a waiver of the right to submit any Dispute to arbitration, and any claim or controversy related to the exercise of such rights shall be a Dispute to be resolved under the provisions of this arbitration clause. Any party may initiate arbitration with the Administrator, If any party desires to arbitrate a Dispute asserted against such party in a complaint, counterclaim, cross-claim, or third-party complaint thereto, or in an answer or other reply to any such pleading, such party must make an appropriate motion to the trial court seeking to compel arbitration, which motion must be filed with the court within 45 days of service of the pleading, or amendment thereto, setting forth such Dispute, If arbitration is compelled after commencement of litigation of a Dispute, the party obtaining an order compelling arbitration shall commence arbitration and pay the Administrator's filing fees and costs within 45 days of entry of such order. Failure to do so shall constitute an agreement to proceed with litigation and waiver of the right to arbitrate. In any arbitration commenced by a consumer regarding a consumer Dispute, Lender shall pay one-half of the Administrator's filing fee, up to $250.

        (f)  Notwithstanding the applicability of any other law to the Note, the arbitration clause, or Related Agreements between or among the parties, the Federal Arbitration Act, 9 U.S.C. Section 1, et seq., shall apply to the construction and interpretation of this arbitration clause. If any provision of this arbitration clause should be determined to be unenforceable, all other provisions of this arbitration clause shall remain in full force and effect.

DATED as of the day first above written.

LIPID SCIENCES, INC., a Delaware corporation
By	/s/ PHIL RADLICK
Name:	Phil Radlick
Its:	President and CEO
"BORROWER"
NATIONAL BANK OF ARIZONA, a national banking association
By	/s/ CURTIS J. HANSEN
Name	Curtis J. Hansen
Its	Vice President
"LENDER"

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LOAN AND SECURITY AGREEMENT BY AND BETWEEN NATIONAL BANK OF ARIZONA AND LIPID SCIENCES, INC.
LOAN AND SECURITY AGREEMENT
ARTICLE 1 RECITALS
ARTICLE 2 DEFINITIONS AND MISCELLANEOUS PROVISIONS
ARTICLE 3 BASIC TERMS OF LOAN
ARTICLE 4 CLOSING AND INITIAL CLOSING ADVANCES
ARTICLE 5 SECURITY AGREEMENT AND COLLATERAL
ARTICLE 6 REPRESENTATIONS AND WARRANTIES
ARTICLE 7 COVENANTS
ARTICLE 8 FINANCIAL AND RELATED REQUIREMENTS
ARTICLE 9 EVENTS OF DEFAULT AND REMEDIES
ARTICLE 10 MISCELLANEOUS
ARTICLE 11 NOTICES